EXHIBIT 99.23B
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-227927 of our report dated February 22, 2019, relating to the consolidated financial statements and financial statement schedules of Talcott Resolution Life Insurance Company and subsidiaries appearing in the Annual Report on Form 10-K of Talcott Resolution Life Insurance Company for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Hartford, Connecticut
July 10, 2019